Exhibit 10.1 f.

RESTRICTED STOCK AGREEMENT
UNDER THE
CENTURYLINK 2018 EQUITY INCENTIVE PLAN
(2018 Retention Grant of Performance-Based Shares to CFO)

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of JUNE 1, 2018 by and between CenturyLink, Inc. (“CenturyLink”) and SUNIT PATEL (“Award Recipient”).
WHEREAS, CenturyLink maintains the CenturyLink 2018 Equity Incentive Plan (the “Plan”), under which the Human Resources and Compensation Committee, or a duly-authorized subcommittee thereof, (the “Committee”) of the Board of Directors of CenturyLink (the “Board”) may, among other things, directly or indirectly grant restricted shares of CenturyLink’s common stock, $1.00 par value per share (the “Common Stock”), to key employees, directors and other service providers of CenturyLink or its subsidiaries (collectively, the “Company”), subject to such terms, conditions, or restrictions as it may deem appropriate; and
WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient performance-based restricted shares of Common Stock on the terms and conditions specified below.
NOW, THEREFORE, the parties agree as follows:
1. AWARD OF SHARES

1.1    Upon the terms and conditions of the Plan and this Agreement, CenturyLink as of the date of this Agreement (the “Grant Date”) hereby awards to the Award Recipient 104,976 restricted shares of Common Stock (the “Restricted Stock”) that vest, subject to Sections 2, 3, and 4 hereof, as described in this Section 1. The Restricted Stock and the conditional right to earn RSUs as provided in Section 1.3 are collectively referred to in this Agreement as the “Award.”
1.2    Assuming continuous employment through June 1, 2021 (the “Vesting Date”), except as provided in Section 2, the number of shares of Restricted Stock earned will be determined as follows:
(a)    The Award Recipient may earn between 0-100% of the number of Restricted Stock specified in Section 1.1, depending on the Company’s achievement of a cumulative adjusted EBITDA target (calculated as provided in Sections 1.2(c) and (d) below, the “Cumulative Adjusted EBITDA Target”) for the three-year period from January 1, 2018 to December 31, 2020 (the “Performance Period”), according to the following schedule:

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Performance Level	CenturyLink’s Performance as a % of Cumulative Adjusted EBITDA Target	Restricted Stock Payout as % of Target Award
Target	100%	100%
Threshold	98% of Target	50%
Below Threshold	< 98% of Target	0%

(b)    The number of shares vesting will be pro-rated if performance ranks between threshold and target. At performance below threshold, all shares of Restricted Stock will be forfeited.
(c)    The Cumulative Adjusted EBITDA Target will be the sum of specific annual adjusted EBITDA targets (the “Annual Targets”) as approved by the Committee for each of the three years in the Performance Period. [REMAINDER OF PARAGRAPH OMITTED.]
(d)    For purposes of this Agreement, “adjusted EBITDA” will be equal to consolidated earnings before interest, taxes, and depreciation and amortization, applying the same adjustments that were approved in setting the targets (which include the exclusion of integration and transaction costs, inclusion of synergy savings, exclusion of stock based compensation, adjustments to reflect a 100% bonus accrual for the given quarter, and adjustments to exclude one-time or non-recurring charges or credits), in each case defined in the same manner as the Company reported such amounts in its earnings release for the year ended December 31, 2017.
(e)    Prior to the Vesting Date, the Committee shall (i) ascertain CenturyLink’s performance in the manner described in this Section 1.2 and (ii) certify in writing, by resolution or otherwise, the number of shares, if any, that shall vest.
1.3    Provided that the Company’s cumulative adjusted EBITDA for the Performance Period meets or exceeds the Cumulative Adjusted EBITDA Target as provided in Section 1.2 such that all shares of Restricted Stock will vest (the “EBITDA Condition”) and, except as provided in Section 2, assuming continuous employment through the Vesting Date, the Award Recipient may earn an additional award of up to a maximum of 100% of the Restricted Stock granted in Section 1.1 as provided in this Section 1.3 (the restricted stock units or “RSUs”), for a maximum possible total award under this Agreement of 200% of the number of Restricted Stock granted in Section 1.1. Each RSU represents the right to receive a maximum of one share of Common Stock and will entitle the holder to dividend equivalent rights under the terms of Section 5.7 of the Plan, which will vest and pay out or be forfeited in proportion and in tandem with the related RSU.
(a)    The number of RSUs earned, if any, will depend upon the Company’s total shareholder return ranked in terms of a percentile in relation to the total shareholder return (“TSR”) of companies comprising the Peer Group (as defined in Section 1.3(c)) for the Performance Period (“Relative TSR”), calculated as provided in Section 1.3(d) below,

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determined as follows:

Performance Level	CenturyLink’s Percentile Rank	% of RSUs Vesting (provided EBITDA Condition is met)	Total Award (Restricted Stock + RSUs) Earned as a % of Restricted Stock (provided EBITDA Condition is met)
Maximum	≥75th Percentile	100%	200%
Stretch	63rd Percentile	52%	152%
Slightly Above Target	51st percentile	4%	104%
Target	50th percentile	0%	100%

(b)    The number of RSUs earned and vesting will be linearly interpolated if performance ranks between any two performance levels. At or below target performance, no RSUs will be earned, although the Award Recipient will still be entitled to any shares of Restricted Stock earned under Section 1.2. Notwithstanding anything in this Agreement to the contrary, if the EBITDA Condition is not met, all RSUs will be forfeited regardless of the Company’s Relative TSR.
(c)    For purposes of this Agreement, the “Peer Group” consists of the following 16 companies: Frontier Communications Corporation; Cisco Systems, Inc.; Verizon Communications Inc.; Telephone and Data Systems, Inc.; AT&T Inc.; Windstream Holdings, Inc.; DISH Network Corporation; Comcast Corporation; Zayo Group Holdings, Inc.; EchoStar Corporation; Mitel Networks Corporation; United States Cellular Corporation; Viasat, Inc.; Liberty Global plc; TELUS Corporation; and Motorola Solutions, Inc. Any companies in the Peer Group that are acquired during the Performance Period will be excluded from the Relative TSR calculation. Any companies in the Peer Group that file for bankruptcy during the Performance Period will remain in the Peer Group and assumed to have a Relative TSR of -100%.
(d)    For purposes of this Agreement, “Total Shareholder Return” or “TSR” for CenturyLink and each company in the Peer Group means stock price appreciation from the beginning to the end of the Performance Period, including dividends and distributions earned during the Performance Period, using the following formula:
TSR = Ending Stock Price - Beginning Stock Price + dividends and distributions earned where the “Ending Stock Price” is equal to the average closing price of the relevant stock during the 20 consecutive trading days immediately prior to the last day in the Performance Period, and the “Beginning Stock Price” is equal to the average closing price of the relevant stock during the 20 consecutive trading days immediately prior to the first day of the Performance Period.

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(e)    Prior to any the Vesting Date, the Committee shall (i) ascertain CenturyLink’s performance in the manner described in this Section 1.3 and (ii) certify in writing, by resolution or otherwise, the number of RSUs, if any, that shall vest. Any RSUs that vest as provided in this Section 1.3 will be delivered to the Award Recipient in shares of Common Stock within 30 days of the Vesting Date.
2. AWARD RESTRICTIONS ON
RESTRICTED STOCK
2.1    In addition to the conditions and restrictions provided in the Plan, neither the Award nor the right to vote the Restricted Stock, to receive accrued dividends or dividend equivalents on the Award, or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting, whether voluntarily or involuntarily. All dividends and other distributions relating to the Restricted Stock and all dividend equivalents on the RSUs will accrue when declared and be paid to the Award Recipient only upon the vesting of the related Restricted Stock or RSU. Except as otherwise provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of CenturyLink with respect to the Restricted Stock, including the right to vote the shares; provided, however, the Award Recipient shall have no rights, including but not limited to, voting rights, in any shares of Common Stock underlying the RSUs unless and until any such shares are issued to the Award Recipient, or as otherwise provided in this Agreement.
2.2    If the Award has not already vested or been forfeited under the terms of this Agreement or the Plan, all of the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the date on which the employment of the Award Recipient terminates as a result of death or Disability, with performance deemed to have been achieved at target performance levels, and the RSUs automatically forfeited for no value as of the date of termination.
2.3    Termination of Employment following a Change of Control of CenturyLink.
(a)    If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and within 18 months following a Change of Control of CenturyLink (as defined in the Plan), the Award Recipient’s employment is terminated by the Company or its Affiliates without Cause (as defined below) or by the Award Recipient for Good Reason (as defined below), then the Award Recipient shall retain the rights to all Performance-Vested Shares, provided that the issuance of such shares shall nonetheless remain subject to the terms and conditions of Section 1, including the eligibility to vest in Additional Shares, except that, unless otherwise provided by the Committee, (A) CenturyLink’s Adjusted EBITDA Run Rate calculated under Section 1.2 shall be based upon the percentage change from fourth quarter of 2017 to the date of the occurrence of the Change of Control, and (B) the payout of vested Performance-Vested Shares and Additional Shares, if any, shall be made as soon as reasonably practicable following such termination of the Award Recipient but not later the 60th day following the Award Recipient’s termination of employment, provided the

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Release Condition (as defined in Section 2.3(e) has been satisfied. If the Release Condition is not satisfied, then all unvested Restricted Stock shall automatically terminate and be forfeited as of the 60th day following termination of employment.
(b)    (i)    For purposes of this Section 2.3, “Cause” shall mean the Award Recipient’s (A) willful breach of any nondisclosure, noncompetition, nonsolicitation or nondisparagement covenants contained in any agreement between the Company and the Award Recipient; (B) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; (C) workplace conduct resulting in the payment of civil monetary penalties or the incurrence of civil non-monetary penalties that will materially restrict or prevent the Award Recipient from discharging his obligations to the Company; (D) habitual intoxication during working hours or habitual abuse of or addiction to a controlled substance; (E) material breach of the Company’s insider trading, corporate ethics and compliance policies and programs or any other Board-adopted policies applicable to management conduct; (F) participation in the public reporting of any information contained in any report filed by the Company with the Securities and Exchange Commission that was impacted by the Award Recipient’s knowing or intentional fraudulent or illegal conduct; or (G) substantial, willful and repeated failure to perform duties as instructed by or on behalf of the Board in writing.
(ii)    The Award Recipient’s employment shall not be deemed terminated for Cause unless the Company shall have delivered to the Award Recipient a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called partly or wholly for such purpose (after reasonable notice is provided to the Award Recipient and the Award Recipient has had an opportunity, with counsel, to be heard by the Board) finding that the Award Recipient should be terminated for Cause and specifying in reasonable detail the grounds therefor.
(i)    No action or inaction shall be deemed the basis for Cause unless the Award Recipient is terminated therefor prior to the first anniversary of the date on which such action or omission is first known to the Chief Executive Officer of the Company.
(a)    For purpose of this Section 2.3, “Good Reason” shall mean a termination of the Award Recipient’s employment under the following circumstances: (1) the Award Recipient has delivered a written notice to the Company, objecting to a “Good Reason Event” (as defined below) within 90 days following the initial existence or occurrence of such event, (2) the Company fails to cure such event or condition within 30 days following receipt of the Award Recipient’s written notice (the “30-day Cure Period”), and (3) as a result, the Award Recipient terminates his or her employment no later than 18 months following the expiration of the 30-day Cure Period. A “Good Reason Event” shall mean:
(i)    Any failure of the Company or its Affiliates (as defined below) to provide the Award Recipient with a position, authority, duties and responsibilities at least

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commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change of Control. The Award Recipient’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Award Recipient’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Award Recipient holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Company or the Post-Transaction Company;
(ii)    The assignment to the Award Recipient of any duties inconsistent in any material respect with the Award Recipient’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities at the time of the Change of Control, or any other action that results in a diminution in any material respect in such position, authority, duties or responsibilities;
(iii)    A reduction of the Award Recipient’s base salary in effect as of the date of the Change of Control without the Award Recipient’s consent, except for across-the-board salary reductions similarly affecting all or substantially all similarly-situated officers of the Company and the Post-Transaction Company;
(iv)    The Award Recipient is advised of, manifests an awareness of, or becomes aware of facts that would cause a reasonable person to inquire into any failure in any material respect by the Company or its Affiliates to comply with any of the provisions of this Agreement; or
(v)    Any directive requiring the Award Recipient to be based at any office or location more than 50 miles from the location the Award Recipient was based prior to the Change of Control, or requiring the Award Recipient to travel on business to a substantially greater extent than required immediately prior to the Change of Control.
(b)    For purposes of this Section 2.3, “Affiliate” (or variants thereof) shall mean a person that controls, or is controlled by or is under common control with, another specified person, either directly or indirectly.
(c)    For purposes of this Section 2.3, “Release Condition” shall mean the Award Recipient’s execution, delivery to the Company and non-revocation of a mutual liability release agreement in the form and substance determined by the Company (and the expiration of any revocation period contained in such release agreement) within 60 days following the Award Recipient’s termination of employment.
3. TERMINATION OF EMPLOYMENT
Notwithstanding anything in this Agreement to the contrary, the Award shall automatically terminate and be forfeited if the employment of the Award Recipient terminates prior to the Vesting Date for any reason, unless and to the extent otherwise provided in Section 2.

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4. FORFEITURE OF AWARD
4.1    If, at any time during the Award Recipient’s employment by the Company or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (3) conduct relating to the Award Recipient’s employment for which either criminal or civil penalties against the Award Recipient may be sought; (3) conduct or activity that results in termination of the Award Recipient’s employment for cause; (3) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and corporate compliance policies and programs; (3) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company; (3) disclosing or misusing any confidential information or material concerning the Company, except for any disclosures provided in good faith to regulators in response to inquiries or investigations or otherwise made in good faith to any regulator or law enforcement authority; (3) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control not approved by the Board; or (3) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, employees, or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, except for any statements or disclosures provided in good faith to regulators in response to inquiries or investigations or otherwise made in good faith to any regulator or law enforcement authority, then the Award shall automatically terminate and the Restricted Stock and contingent rights to any RSUs shall be forfeited effective on the date on which the Award Recipient engages in such activity and (1) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities, and (2) all unvested shares of Restricted Stock and any contingent rights to RSUs shall be forfeited. Notwithstanding the foregoing, and in accordance with 18 U.S.C. § 1833, neither this Agreement nor any

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CenturyLink policy prohibits you (x) from disclosing confidential information (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) from disclosing confidential information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.
4.2    If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.
4.3    The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Committee or its delegee determines in its sole discretion that such action is in the best interests of the Company.
5. STOCK CERTIFICATES
No stock certificates evidencing the Restricted Stock shall be issued by CenturyLink until the lapse of restrictions under the terms of this Agreement. Instead, ownership of the Restricted Stock shall be evidenced by a book entry with the applicable restrictions reflected. Upon the lapse of restrictions on shares of Restricted Stock and as soon as practicable after the vesting of any RSUs under this Agreement (but not later than 30 days from such date), CenturyLink shall issue in the name of the Award Recipient or his or her nominee the vested shares of Common Stock (either through book entry issuances or delivery of a stock certificate), subject to the other terms and conditions of this Agreement, including those governing any withholdings of shares under Section 6 below. Upon receipt of any such vested shares, the Award Recipient is free to hold or dispose of such shares, subject to (3) applicable securities laws, (3) CenturyLink’s policy statement on insider trading, and (3) any of CenturyLink’s stock ownership guidelines then in effect that are applicable to the Award Recipient.
6. WITHHOLDING TAXES
Notwithstanding any Plan provision to the contrary, unless the Award Recipient has previously provided the Company with payment of all applicable withholding taxes, at the time that all or any portion of the Award vests, CenturyLink shall withhold from the shares the Award Recipient otherwise would receive under this Agreement the number of whole shares of Common Stock, rounding up if necessary, having a value equal to the maximum statutory amount required to be withheld under federal, state and local law.

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7. ADDITIONAL CONDITIONS
Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the Award in accordance with Section 1 or 2 of this Agreement, CenturyLink further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant this Award is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant to this Award, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyLink. CenturyLink agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.
8. NO CONTRACT OF EMPLOYMENT INTENDED
Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.
9. WAIVER AND ACKNOWLEDGEMENT
As a condition of receiving this Award, the Award Recipient agrees and acknowledges that this Agreement, this Award, and any and all rights under the foregoing (i) shall be governed exclusively by the terms of this Agreement and the Plan and (ii) shall not be governed by the Legacy Level 3 Communications, Inc. Key Executive Severance Plan (the “KESP”) in any way, including but not limited to the KESP’s definitions of “Cause” and “Qualifying Termination.” Without limiting the foregoing, the Award Recipient expressly and voluntarily waives any right to vesting of any portion of the Award under the terms of the KESP, including Section 4.2(g) of the KESP, and waives any right to submit claims under the KESP with respect to the Award or to challenge the forfeiture of any portion of the Award, including pursuant to KESP Sections 8.2(b) or (c). Further, the Award Recipient acknowledges that, by accepting this Agreement, he has given his written consent to the waiver in this Section and, thus, this waiver does not constitute an “Adverse Amendment” of the KESP.
10. BINDING EFFECT
Upon being duly executed and delivered by CenturyLink and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

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11. EFFECT OF PLAN TERMS AND COMMITTEE ACTIONS
11.1    Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan.
11.2    This Agreement, the rights of the Award Recipient hereunder and the Award granted hereby are subject to (i) all of the terms, conditions, restrictions and other provisions of the Plan, as it may be amended from time to time, as fully as if all such provisions were set forth in their entirety in this Agreement and (ii) such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Award Recipient. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.
11.3    The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Award in this Agreement does not create any contractual rights other than as set forth in this Agreement, and does not create a right to receive any other Incentives in the future. Future Incentives, if any, will be at the sole discretion of the Company.
11.4    The Award Recipient acknowledges receipt from CenturyLink of a copy of the Plan and a prospectus summarizing the Plan and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.
12. ATTORNEYS’ FEES AND EXPENSES
Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision of this Agreement, including, but not limited to, the institution of any action or proceeding in court to enforce any provision of this Agreement, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations under this Agreement, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).
13. GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The Award Recipient and CenturyLink shall submit to the exclusive jurisdiction of, and venue in, the courts in Colorado in any dispute relating to this Agreement.

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14. SEVERABILITY
If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and CenturyLink intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
15. OTHER PROVISIONS
15.1    It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom. The Agreement shall be interpreted, construed, administered, and governed in a manner consistent with such intent. Notwithstanding anything herein to the contrary, (i) if the Award Recipient is a “specified employee” (as defined in Section 409A), shares of Common Stock deliverable or amounts otherwise payable hereunder as a result of the Award Recipient’s termination of employment or service shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code and (ii) each delivery of shares of Common Stock or payment in a series of deliveries or payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. While each Incentive is intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on the Award Recipient as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A). To the extent that any Incentive constitutes “nonqualified deferred compensation” for purposes of Section 409A, any settlement of the Incentive otherwise scheduled to occur prior to the sixtieth (60th) day following the Award Recipient’s termination of employment hereunder, but for the Release Condition, shall not be made until the sixtieth (60th) day.
15.2    The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein. This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (i) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (ii) by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
15.3    Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto and their successors, assigns,

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heirs, executors, administrators, or legal representatives, any rights or remedies under, or by reason of, this Agreement.
16. ELECTRONIC DELIVERY AND EXECUTION OF DOCUMENTS
16.1    The Company may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Award Recipient’s consent to the terms of an award by electronic means. The plan documents may, but do not necessarily, include: the Plan, any grant notice, this Agreement, the Plan prospectus, and any reports of CenturyLink provided generally to CenturyLink’s shareholders. In addition, the Award Recipient may deliver by electronic means any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the applicable plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. By accepting the terms of this Agreement, the Award Recipient also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system as described herein.
16.2    The Award Recipient acknowledges that the Award Recipient has read Section 16.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 16.1. The Award Recipient acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Award Recipient by contacting the Company by telephone or in writing. The Award Recipient further acknowledges that the Award Recipient will be provided with a paper copy of any documents if the attempted electronic delivery of such documents to the Award Recipient fails. Similarly, the Award Recipient understands that the Award Recipient must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents by the Award Recipient fails. The Award Recipient may revoke his or her consent to the electronic delivery and execution of documents described in Section 16.1 or may change the electronic mail address to which such documents are to be delivered (if Award Recipient has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Award Recipient understands that he or she is not required to consent to electronic delivery or execution of documents described in Section 16.1.
17. DATA PRIVACY
As a condition to his or her participation in the Plan, the Award Recipient consents to the collection, use, and transfer of personal data as described in this paragraph. The Award Recipient understands that the Company holds certain personal information about the Award Recipient, including his or her name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Award Recipient’s favor, for the

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purpose of managing and administering the Plan (“Data”). The Award Recipient further understands that CenturyLink or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Award Recipient’s participation in the Plan, and that CenturyLink and any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. The Award Recipient understands that these recipients may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections that the Award Recipient’s country. The Award Recipient authorizes them to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Award Recipient’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Award Recipient may elect to deposit any amounts received pursuant to the Plan and this Agreement, such Data as may be required for the administration of the Plan. The Award Recipient understands that he or she may, at any time, view Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting his or her human resources representative. The Award Recipient further understands that this consent is purely voluntary, and will not affect the Award Recipient’s employment or career with the Company, although it may affect the Award Recipient’s ability to participate in the Plan.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

CENTURYLINK, INC.

By:
Stacey W. Goff Executive Vice President and General Counsel Legal and Corporate Administration

Sunit S. Patel Award Recipient

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